Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Southern California Bancorp of our report dated March 1, 2023 relating to the consolidated financial statements of Southern California Bancorp, appearing in the Registration Statement on Form 10 (No. 001-41684), as amended, of Southern California Bancorp.

/s/ Eide Bailly LLP

Laguna Hills, California

May 18, 2023